Exhibit 10.11

JAGUAR HEALTH, INC.

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

This Severance and Change of Control Agreement (the “Agreement”) is made and entered into by and between                          (the “Executive”) and Jaguar Health, Inc., a Delaware Corporation (the “Company”), effective as of June 23, 2020 (the “Effective Date”). Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto

1.	Purpose.

A.The Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility of her or his termination of employment with the Company or of a Change of Control of the Company.

B.To incentivize Executive to continue performing Executive’s duties in an exemplary manner, the Company wishes to offer severance payments and benefits to Executive upon certain terminations of employment prior to or following a Change of Control.

2.At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement or offer letter between the Company and the Executive (an “Employment Agreement”).

3.Entitlement to Severance Payments and Benefits.

A.Subject to Section 3.C., the Executive shall be entitled to the payments and benefits provided in this Agreement in the event the Executive’s employment with the Company or its affiliates is terminated under the following circumstances (each a “Date of Termination”):

(i)	By the Company or its affiliates without Cause; or
(ii)

In the event of a Change of Control, the successor company does not offer the Executive a position with the successor company or its affiliates that has substantially similar authority, duties, or responsibilities and aggregate annual compensation (including base salary and bonuses) that were in effect immediately prior to the Change of Control; or

(iii)	By the Executive’s resignation for Good Reason within three (3) months following the effective date of a Change of Control.

B.The Executive shall have no rights to any payments or benefits under this Agreement in the event the Executive’s employment with the Company and its affiliates is terminated (i) as a result of death or Disability, or (ii) by the Company or its affiliates for Cause.

C.The Executive’s entitlement to any severance payments and benefits pursuant to this Agreement are expressly conditioned upon the Executive’s execution of a release and waiver agreement in the form attached hereto as Exhibit B (the “General Release and Waiver”) prior to the Company’s obligation to provide payment of any amounts due or any benefits hereunder.  To be effective, the executed General Release and Waiver must be delivered by Executive to the Company no later than the fiftieth (50th) day following the Date of Termination, and must not be revoked during the seven (7) days following such delivery (“Effective Release”).  The severance payments and benefits shall commence as of the Date of Termination, but shall be forfeited as of the sixtieth (60th) day following the Date of Termination if the Company has not been provided with an Effective Release by such date.

4.	Form of Severance Payments and Benefits.

A.Severance Payments. The Executive shall be entitled to receive in a lump-sum or in equal installments over a twelve (12) month period, consistent with the Company’s normal payroll practices, severance payment (less applicable withholding taxes) equal to twelve (12) months of Executive’s base salary as of the Date of Termination.

B.Stock Award Vesting Acceleration. One hundred percent (100%) of Executive’s then unvested outstanding stock options and restricted stock units (the “Stock Awards”) shall immediately vest and became exercisable (and any rights of repurchase by the Company or restriction on sale shall lapse). The Stock Awards shall thereafter remain exercisable following the Executive’s Date of Termination for a period of twelve (12) months or until the expiration date of the Stock Award, whichever is the shorter period.

C.Continued Benefits Payments. The Company shall pay to or reimburse Executive for the monthly COBRA premiums incurred by the Executive for Executive and their eligible dependents for the twelve (12) month period following the Date of Termination ("Benefit Continuation"). Notwithstanding the foregoing, if the Company's providing Benefit Continuation under this Section 4.C. would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the related regulations and guidance promulgated thereunder (the "ACA"), the Company shall reform this Section 4.C. in a manner as is necessary to comply with the ACA. Benefit Continuation reimbursement shall be paid to the Executive on the 1st of the month immediately following the month in which the Executive remits the COBRA premium payment.

5.	Section 409A.

A.Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified Executive” within the meaning of Section 409A at the time of Executive’s termination (other than due to death) or resignation, then the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Severance Benefits”) that are payable within the first six (6) months following Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s Date of Termination. All subsequent Deferred Compensation Severance Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following her of his termination but prior to the six (6) month anniversary of his termination, then any severance payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Severance Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each severance payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

B.Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Severance for purposes of Section 6.A. above.

C.Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Severance Benefits for purposes of Section 5.A. above. “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

D.The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions, which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

6.Golden Parachute Excise Tax. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either be:

A.	delivered in full, or

B.delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 will be made in writing by an accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6. Any reduction in payments and/or benefits required by this Section 6 shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; and (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock options are reduced.

7.	Successors.

A.The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7.A. or which becomes bound by the terms of this Agreement by operation of law.

B.The Executive’s Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.	Notice.

A.General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (i) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (ii) upon delivery, if delivered by hand, or (iii) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid;, and shall be addressed (x) if to Executive, at their last known residential address and (y) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.

B.Notice of Termination. Any termination by the Company for Cause, resignation by the Executive for Good Reason, Disability, or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8.A. of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Date of Termination (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Disability shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing their rights hereunder.

9.	Miscellaneous Provisions.

A.No Mitigation.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as result of employment by another employer.

B.Amendment and Waiver.  This Agreement shall not be altered, amended, extended or modified except by written instrument executed by the Company and the Executive.  A waiver of any term, covenant, agreement, or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement, or condition, and any waiver of any default in any such term, covenant, agreement, or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

C.Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

D.Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof (including, for the avoidance of doubt, any severance and change of control agreement entered into by the parties hereto prior to the effective date of this Agreement).

E.Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The Superior Court of San Francisco County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.

F.Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as the Company determines are required to be withheld pursuant to any applicable law or regulation.

G.Severability.  If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid.  Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

H.Counterpart Originals.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together will constitute the same instrument.

I.Nonalienation of Benefits.  Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	JAGUAR HEALTH, INC.

By:

Name:

Title:

Date:

EXECUTIVE

Name:

Date:

EXHIBIT A

DEFINITION OF TERMS

The following terms referred to in this Agreement shall have the following meanings:

“Board” means the Company’s Board of Directors.

“Cause” shall have the same meaning as such term in any effective individual employment agreement that the Executive has entered into with the Company; provided, however, that in the event that the Executive does not have such an employment agreement or such an employment agreement does not define the term “Cause,” then “Cause” shall mean the Executive’s (A) engagement in any act of gross negligence, recklessness, or willful misconduct on a matter that is not inconsequential, as reasonably determined by the Board in good faith or material violation of any duty of loyalty to the Company or its affiliates, (A) conviction by, or a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for (1) any felony, or (2) any crime of moral turpitude, or (C) commission of an act of fraud, embezzlement or dishonesty.  For purposes hereof, no act or failure to act, on the Employee’s part, shall be deemed “Cause” if the Employee reasonably believed such acts or omissions were in the best interests of the Company.

“Change of Control” means the occurrence of any of the following events:

A.A change of the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection A., the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change of Control; or

B.A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

C.A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection C, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (2) a transfer of assets by the Company to: (a) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (b) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (d) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person. For purposes of this subsection C, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition of “Change of Control”, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction shall not be deemed a Change of Control unless the transaction qualifies as a change in the ownership of the Company, change in the effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Disability” shall have the same meaning as such term in any effective individual employment agreement that the Executive has entered into with the Company; provided, however, that in the event that the Executive does not have such an employment agreement or such an employment agreement does not define the term “Disability”, then “Disability” shall mean an inability to perform the Executive’s material services for the Company for a period of ninety (90) consecutive days or a total of one hundred eighty (180) days, during any three hundred sixty five (365) day period, in either case as a result of incapacity due to mental or physical illness, which is determined to be total and permanent. A determination of Disability shall be made by a physician reasonably satisfactory to both the Executive (or his guardian) and the Company, provided that the Executive (or his guardian) and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be final, binding and conclusive with respect to all parties. Notwithstanding the above, eligibility for disability benefits under any policy for long-term disability benefits provided to the Executive by the Company shall conclusively establish the Executive’s Disability.

“Good Reason” means Executive’s resignation of employment following the expiration of any cure period (discussed below) due to the occurrence, without Executive’s express written consent, of one or more of the following:

A.a material diminution in the Executive’s authority, duties, or responsibilities (or of those of whom the Executive reports) that are in effect immediately prior to the Change of Control;

B.a material reduction (ten percent (10%) or more) in Executive’s aggregate annual compensation (including base salary and bonuses) as in effect immediately prior to such reduction;

C.Executive is required to work at a location more than thirty (30) miles from the location of the Company’s office immediately prior to a Change of Control and is not more convenient to commute from the Executive’s place of residence; or

D.the Company fails to obtain an agreement from any successor entity(ies) to assume and agree to perform the obligations set forth in this Agreement.

To terminate for Good Reason, the Executive must provide written notice of the existence of Good Reason within three (3) months of such event, and such notice must specify the event(s) constituting Good Reason, and the Company shall not have cured such event within thirty (30) days from receipt of the written notice.  An Executive’s termination of employment for Good Reason shall be effective no later than ninety (90) days from the date of the notice.

“Section 409A” shall mean Section 409A of the Code.

EXHIBIT B

JAGUAR HEALTH, INC.

GENERAL RELEASE AND WAIVER

This General Release and Waiver (“Agreement”) is made by and between Jaguar Health, Inc. (the “Company”) and                      (“Executive”).

WHEREAS, Executive has agreed to enter into a release of claims in favor of the Company upon certain events specified in the change of control agreement by and between Company and Executive (the “Change of Control Agreement”).

NOW THEREFORE, in consideration of the mutual promises made in this Agreement, the parties hereby agree as follows:

1. Termination. Executive’s employment from the Company terminated on                      (the “Termination Date”).

2. Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company, and shall return all the Company property and confidential and proprietary information in Executive’s possession to the Company on the Effective Date of this Agreement. Executive’s obligation to protect Company confidential and proprietary information shall be ongoing, and shall continue even after Executive’s employment with the Company ends, provided, however, that it shall not preclude Executive from providing documents or information to (i) a court of law where Executive is mandated to do so by court order, or (ii) a Government Agency (as defined in Section 4 below) in connection with an ongoing investigation or proceeding. With regard to disclosures made under subsection (i), Executive is required to provide the Company with immediate written notice of the court order, so as to allow the Company and opportunity to pursue a protective order if it elects to do so.

3. Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive.

4. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of Executive, and Executive’s respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, Executives, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a) any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued under each such Act;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be enforceable to the fullest extent permissible by law, and shall remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Executive under the Change of Control Agreement. Furthermore, nothing in this Agreement: (i) waives Executive’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance, or (ii) limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local governmental agency (“Government Agencies”), or otherwise participate in any investigation or proceeding conducted by a Government Agency.

5. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has at least twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Executive signs this Agreement.

6. Civil Code Section 1542. Executive represents that Executive is not aware of any claims against the Company other than the claims that are released by this Agreement. Executive acknowledges that

Executive has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN THEIR FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED THEIR SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights Executive may have under such code section, as well as under any statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to in this Agreement. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8. Application for Employment. Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company.

9. No Cooperation. Executive agrees that Executive will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, Executive, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or to any third party.

11. Costs. The parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

12. Authority. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement.

13. No Representations. Executive represents that Executive has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party which are not specifically set forth in this Agreement.

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

15. Entire Agreement. This Agreement, along with the Executive’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company.

16. No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chairman of the Board of Directors of the Company.

17. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

18. Effective Date. This Agreement is effective eight (8) days after it has been signed by both parties.

19. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties to this Agreement, with the full intent of releasing all claims. The parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Jaguar Health, Inc.

Dated: , 20	By
Name:
Title:

,
an individual

Dated: , 20